Exhibit 99.1

ENCORE ENERGY CORP.

STOCK OPTION PLAN

Dated November 30, 2021

TABLE OF CONTENTS

ENCORE ENERGY CORP.

ARTICLE 4 CHANGE OF CONTROL		7

4.1	Change of Control Event	7
4.2	Board Discretion	8

ARTICLE 5 EXERCISE OF OPTION		8

5.1	Exercise of Option	8
5.2	Issue of Share Certificates	8
5.3	Condition of Issue	8

ARTICLE 6 ADMINISTRATION		9

6.1	Administration	9
6.2	Interpretation	9
6.3	Withholding	9

ARTICLE 7 AMENDMENT AND TERMINATION		10

7.1	Prospective Amendment	10
7.2	Retrospective Amendment	10
7.3	Termination	10
7.4	Agreement	11
7.5	No Shareholder Rights	11
7.6	Record Keeping	11
7.7	No Representation or Warranty	11
7.8	Option Holder Status	11

ARTICLE 8 APPROVALS REQUIRED FOR PLAN		11

8.1	Approvals Required for Plan	11
8.2	Substantive Amendments to Plan	12

ADDENDUM – SPECIAL RULES FOR U.S. PARTICIPANTS		13

SCHEDULE A – STOCK OPTION PLAN OPTION CERTIFICATE	A-1
SCHEDULE B – U.S. OPTION HOLDER SUPPLEMENT	B-1
SCHEDULE C- EXERCISE NOTICE	C-1

STOCK OPTION PLAN

ENCORE

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions

As used herein, unless anything in the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below:

(a)	“Acquiring Person” means, any Person who is the beneficial owner of twenty percent (20%) or more of the outstanding Shares of the Company;

(b)	“Administrator” means, initially, the secretary of the Company and thereafter shall mean such director or other senior officer or employee of the Company as may be designated as Administrator by the Board from time to time;

(c)	“affiliate” has the meaning ascribed to such term in the Exchange Corporate Finance Manual;

(d)	“associate” has the meaning ascribed to such term in the Securities Act;

(e)	“Award Date” means the date on which the Board grants a particular Option;

(f)	“Board” means the board of directors of the Company;

(g)	“Broker” has the meaning ascribed to it in paragraph 7.3;

(h)	“Change of Control Event” has the meaning ascribed to it in paragraph 4.1;

(i)	“Company” means enCore Energy Corp.;

(j)	“Consultant” means an individual or Consultant Company, other than an Employee or a Director, that:

(i)	is engaged to provide on an ongoing bona fide basis consulting, technical, management or other services to the Company or to an affiliate of the Company, other than services provided in relation to a distribution,

(ii)	provides the services under a written contract between the Company or the affiliate and the individual or a Consultant Company,

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an affiliate of the Company, and

(iv)	has a relationship with the Company or an affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company;

(k)	“Consultant Company” means, for an individual consultant, a company which the individual consultant is an employee or shareholder;

(l)	“Director” means a director, officer, Management Company Employee of the Company or an affiliate of the Company to whom Options can be granted in reliance on a prospectus exemption under applicable securities laws;

(m)	“Discounted Market Price” has the meaning ascribed to such term in the Exchange Corporate Finance Manual;

(n)	“Disinterested Shareholder Approval” means approval by a majority of the votes cast by all the Company’s shareholders at a duly constituted shareholders’ meeting, excluding votes attached to shares of the Company beneficially owned by insiders to whom options may be granted under the Plan and their associates and affiliates;

(o)	“Early Termination Date” has the meaning ascribed to it in paragraph 3.5;

(p)	“Effective Time” means, in relation to a Change of Control Event, the time at which the Change of Control Event is, or is deemed to have been, completed;

(q)	“Employee” means:

(i)	an individual who is considered an employee of the Company or its subsidiary under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source),

(ii)	an individual who works full-time for the Company or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work, as an employee of the Company, but for whom income tax deductions are not made at source, or

(iii)	an individual who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source;

(r)	“Exchange” means the TSX Venture Exchange or, if the Shares are no longer listed for trading on the TSX Venture Exchange, such other exchange or quotation system on which the Shares are listed or quoted for trading;

(s)	“Exchange Corporate Finance Manual” means the corporate finance manual published by the Exchange, as amended from time to time, or if the Shares are no longer listed for trading on the Exchange, the policies of such other exchange or quotation system on which the Shares are listed or quoted for trading;

(t)	“Exchanged Share” means a security that is exchanged for a Share in a Change of Control Event;

(u)	“Exchanged Share Price” means the product of the Share to Exchanged Share ratio multiplied by the five day volume weighted average price of the Exchanged Shares on an exchange for the period ending one day prior to the Effective Time of the Change of Control Event, or, in the case of Exchanged Shares that are not listed or quoted for trading, the fair value of those Exchanged Shares, as determined by the Board as of the day immediately preceding the Effective Time of the Change of Control Event;

(v)	“Exercise Notice” means the notice respecting the exercise of an Option in the form set out as Schedule “C” hereto, duly executed by the Option Holder;

(w)	“Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Award Date through to and including the Expiry Date, subject to the provisions of the Plan relating to the vesting of Options;

(x)	“Exercise Price” means the price at which an Option may be exercised as determined in accordance with paragraph 3.3;

(y)	“Expiry Date” means the date determined in accordance with paragraph 3.4 and after which a particular Option cannot be exercised;

(z)	“In the Money Amount” means: (a) in the case of a Change of Control Event in which the holders of Shares will receive only cash consideration, the difference between the Exercise Price and the cash consideration paid per Share pursuant to that Change of Control Event; (b) in the case of a Change of Control Event in which the holders of Shares will receive Exchanged Shares, the difference between the Exercise Price and the Exchanged Share Price; or (c) in the case of a Change of Control Event in which the holders of Shares will receive cash consideration and Exchanged Shares, the difference between the Exercise Price and the sum of the cash consideration paid per Share plus the Exchanged Share Price;

(aa)	“insider” has the meaning ascribed to such term in the Securities Act;

(bb)	“Investor Relations Activities” has the meaning ascribed to such term in the Securities Act;

(cc)	“Management Company Employee” means an individual employed by a Person providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a Person involved in Investor Relations Activities;

(dd)	“Market Price” has the meaning ascribed to such term in the Exchange Corporate Finance Manual;

(ee)	“Material Information” has the meaning ascribed thereto in the Exchange Corporate Finance Manual;

(ff)	“Option” means an option to acquire Shares, awarded to a Director, Employee or Consultant pursuant to the Plan;

(gg)	“Option Certificate” means the certificate, substantially in the form set out as Schedule “A” hereto, evidencing an Option;

(hh)	“Option Holder” means a Director, Employee or Consultant, or a former Director, Employee or Consultant, who holds an unexercised and unexpired Option;

(ii)	“Person” means any individual, firm, partnership, limited partnership, limited liability company or partnership, unlimited liability company, joint stock company, association, trust, trustee, executor, administrator, legal or personal representative, government, governmental body, entity or authority, group, body corporate, corporation, unincorporated organization or association, syndicate, joint venture or any other entity, whether or not having legal personality, and any of the foregoing in any derivative, representative or fiduciary capacity and pronouns have a similar extended meaning;

(jj)	“Plan” means this stock option plan;

(kk)	“promoter” has the meaning ascribed thereto in the Securities Act;

(ll)	“Securities Act” means the Securities Act, R.S.B.C. 1996, c.418, as amended, as at the date hereof;

(mm)	“Settlement Amount” has the meaning ascribed to it in paragraph 6.4;

(nn)	“Share” or “Shares” means, as the case may be, one or more common shares without par value in the capital of the Company; and

(oo)	“Subsidiary” means any corporation which is a subsidiary, as such term is defined in Subsection 1(1) of the Securities Act.

1.2 Choice of Law

The Plan is established under, and the provisions of the Plan are to be interpreted and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.3 Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

ARTICLE 2

PURPOSE AND PARTICIPATION

2.1 Purpose

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors, Employees and Consultants, to reward such of those Directors, Employees and Consultants as may be awarded Options under the Plan by the Board from time to time for their contributions toward the long term goals of the Company and to enable and encourage such Directors, Employees and Consultants to acquire Shares as long term investments.

2.2 Participation

The Board shall, from time to time, in its sole discretion determine those Directors, Employees and Consultants, if any, to whom Options are to be awarded. If the Board elects to award an Option to a Director, the Board shall, in its sole discretion but subject to paragraph 3.2, determine the number of Shares to be acquired on the exercise of such Option. A Director of the Company to whom an Option may be granted shall not participate in the decision of the Board to grant such Option. If the Board elects to award an Option to an Employee or Consultant, the number of Shares to be acquired on the exercise of such Option shall be determined by the Board in its sole discretion, and in so doing the Board may take into account the following criteria:

(a)	the remuneration paid to the Employee or Consultant as at the Award Date in relation to the total remuneration payable by the Company to all of its Employees and Consultants as at the Award Date;

(b)	the length of time that the Employee or Consultant has been employed or engaged by the Company;

(c)	the quality of work performed by the Employee or Consultant; and

(d)	any other factors which it may deem proper and relevant.

A press release is required at the time of grant, issuance or any amendment of Options granted to Option Holders who are Directors and Persons involved in Investor Relations Activities.

2.3 Notification of Award

Following the approval by the Board of the awarding of an Option, the Administrator shall notify the Option Holder in writing of the award and shall enclose with such notice the Option Certificate representing the Option so awarded.

2.4 Copy of Plan

Each Option Holder, concurrently with the notice of the award of the Option, shall be provided with a copy of the Plan, unless a copy has been previously provided to the Option Holder. A copy of any amendment to the Plan shall be promptly provided by the Administrator to each Option Holder.

2.5 Limitation

The Plan does not give any Option Holder that is a Director the right to serve or continue to serve as a Director of the Company nor does it give any Option Holder that is an Employee or Consultant the right to be or to continue to be employed or engaged by the Company. Participation in the Plan by an Option Holder is voluntary.

ARTICLE 3

TERMS AND CONDITIONS OF OPTIONS

3.1 Board to Allot Shares

The Shares to be issued to Option Holders upon the exercise of Options shall be allotted and authorized for issuance by the Board prior to the exercise thereof.

3.2 Number of Shares

The maximum number of Shares issuable under the Plan, together with the number of Shares issuable under outstanding options granted otherwise than under the Plan, shall not exceed 10% of the issued and outstanding Shares of the Company. Additionally, the Company shall not grant Options:

(a)	to any one Person in any 12 month period which could, when exercised, result in the issuance of Shares exceeding five percent (5%) of the issued and outstanding Shares of the Company unless the Company has obtained the requisite Disinterested Shareholder Approval to the grant

(b)	to any one Consultant in any 12 month period which could, when exercised, result in the issuance of Shares exceeding 2% of the issued and outstanding Shares of the Company; or

(c)	in any 12 month period, to Persons employed or engaged by the Company to perform Investor Relations Activities which could, when exercised, result in the issuance of Shares exceeding, in aggregate, 2% of the issued and outstanding Shares of the Company.

If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Shares in respect of which Option expired or terminated shall again be available for the purposes of the Plan.

Options may not be granted unless and until the Options have been allocated to specific Persons, and then, once allocated, a minimum Exercise Price can be established.

3.3 Exercise Price

The Exercise Price shall be that price per share, as determined by the Board in its sole discretion as of the Award Date, at which an Option Holder may purchase a Share upon the exercise of an Option, and shall be set at a minimum of the closing price of the Company’s Shares traded through the facilities of the Exchange on the day preceding the Award Date, or such other price as may be required by the Exchange. Any reduction in the exercise price or any extension of the term of an Option held by an Option Holder who is an insider of the Company at the time of the proposed reduction will require Disinterested Shareholder Approval.

3.4 Term of Option

Subject to paragraph 3.5 and Article 4, the Expiry Date of an Option shall be the date so fixed by the Board at the time the particular Option is awarded, provided that such date shall not be later than the fifth anniversary of the Award Date of the Option.

3.5 Termination of Option

An Option Holder may, subject to any vesting provisions applicable to Options hereunder, exercise an Option in whole or in part at any time or from time to time during the Exercise Period provided that, with respect to the exercise of part of an Option, the Board may at any time and from time to time fix a minimum or maximum number of Shares in respect of which an Option Holder may exercise part of any Option held by such Option Holder. Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect as of 5:00 p.m. local time in Vancouver, British Columbia, on the Expiry Date. Subject to Article 4, the Expiry Date of an Option shall be the earlier of the date so fixed by the Board at the time the Option is awarded and the date established, if applicable, in sub-paragraphs (a) to (c) below (the “Early Termination Date”):

(a)	Death

In the event that the Option Holder should die while he or she is still a Director (if he or she holds his or her Option as Director) or Employee or Consultant (if he or she holds his or her Option as Employee or Consultant), the Early Termination Date shall be twelve months from the date of death of the Option Holder;

The deceased Option Holder's heirs or administrators may make a claim for their entitlement to any portion of the deceased Option Holder’s outstanding Options, provided such claim must be made to the Company within one year from the Option Holder’s death;

(b)	Ceasing to Hold Office

In the event that the Option Holder holds his or her Option as Director of the Company and such Option Holder ceases to be a Director of the Company other than by reason of death, the Early Termination Date of the Option shall be the 90th day following the date the Option Holder ceases to be a Director of the Company unless the Option Holder ceases to be a Director of the Company but continues to be engaged by the Company as an Employee or a Consultant, in which case the Expiry Date shall remain unchanged, or unless the Option Holder ceases to be a Director of the Company as a result of:

(i)	ceasing to meet the qualifications set forth in the Business Corporations Act (British Columbia);

(ii)	a resolution having been passed by the shareholders of the Company pursuant to the Business Corporations Act (British Columbia) removing the Director as such; or

(iii)	by order of the British Columbia Registrar of Companies, British Columbia Securities Commission, the Exchange or any other regulatory body having jurisdiction to so order,

in which case the Early Termination Date shall be the date the Option Holder ceases to be a Director of the Company;

(c)	Ceasing to be an Employee or a Consultant

In the event that the Option Holder holds his or her Option as an Employee or Consultant of the Company and such Option Holder ceases to be an Employee or Consultant of the Company other than by reason of death, the Early Termination Date of the Option shall be the 90th day following the date the Option Holder ceases to be an Employee or Consultant of the Company unless the Option Holder ceases to be an Employee or Consultant of the Company as a result of:

(i)	termination for cause or, in the case of a Consultant, breach of contract; or

(ii)	by order of the British Columbia Registrar of Companies, British Columbia Securities Commission, the Exchange or any other regulatory body having jurisdiction to so order,

in which case the Early Termination Date shall be the date the Option Holder ceases to be an Employee or Consultant of the Company.

Any termination of an Employee’s employment with the Company for any reason shall occur on the date the Employee ceases to perform services for the Company without regard to any period of notice or where the Employee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination of employment.

Notwithstanding the foregoing, the Early Termination Date for Options granted to any Option Holder engaged primarily to provide Investor Relations Activities shall be the 30th day following the date that the Option Holder ceases to be employed in such capacity, unless the Option Holder continues to be engaged by the Company as an Employee or Director, in which case the Early Termination Date shall be determined as set forth above.

3.6 Blackout Period

The Company may from time to time impose trading blackouts during which Directors, Consultants or Employees may not trade in the securities of the Company. If a trading blackout is imposed, subject to the terms of the blackout and the Company’s blackout policy, Option Holders may not exercise Options until expiry of the blackout period.

As a result of the foregoing limitation, the term of any Option that would otherwise expire during a blackout period will be extended by 10 business days following the expiry of such blackout period, provided that the following requirements are satisfied:

(a)	the blackout period must be formally imposed by the Company pursuant to its internal trading policies as a result of the bona fide existence of undisclosed Material Information. For greater certainty, in the absence of the Company formally imposing a blackout period, the expiry date of any Options will not be automatically extended in any circumstances;

(b)	the blackout period must expire upon the general disclosure of the undisclosed Material Information; and

(c)	the automatic extension of an Option Holder’s Options will not be permitted where the Optionee or the Company is subject to a cease trade order (or similar order under securities laws) in respect of the Company’s securities.

3.7 Hold Period and Vesting Requirements

The Company may grant Options without an Exchange hold period provided that the Option is not granted to an insider or promoter of the Company and provided that the Exercise Price of an Option is based on the Market Price and not at a discount to the Market Price.

All Options granted pursuant to the Plan will be subject to such vesting requirements as may be imposed by the Board. The Option Certificate representing any such Option will disclose any vesting conditions. Notwithstanding the foregoing, Options issued to Consultants performing Investor Relations Activities will vest in stages over at least 12 months with no more than 1/4 of the Options vesting in any three month period.

3.8 Assignment of Options

Options may not be assigned or transferred.

3.9 Adjustments

If, prior to the complete exercise of any Option, the Shares are consolidated, subdivided, converted, exchanged or reclassified or in any way substituted for (collectively the “Event”) other shares of the Company, an Option, to the extent that it has not been exercised, shall be adjusted by the Board in accordance with such Event in the manner the Board deems appropriate. For greater certainty, any adjustment (including adjustments related to an amalgamation, merger, arrangement, reorganization, spin-off, dividend or recapitalization), other than in connection with a share consolidation or share split, to any Options granted or issued under this Plan, shall be subject to the prior acceptance of the Exchange. No fractional Shares shall be issued upon the exercise of any Option and accordingly, if as a result of the Event, an Option Holder would become entitled to a fractional Share, such Option Holder shall have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded. Additionally, no lots of Shares in an amount less than 500 Shares shall be issued upon the exercise of the Option unless such amount of Shares represents the balance left to be exercised under the Option.

3.10 Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement

If an Option Holder retires, resigns or is terminated from employment or engagement with the Company or any subsidiary of the Company, the loss or limitation, if any, pursuant to the Option Certificate with respect to the right to purchase Shares which were not vested at the time or which, if vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Option Holder.

ARTICLE 4

CHANGE OF CONTROL

4.1 Change of Control Event

If at any time when an Option granted under this Plan remains unexercised with respect to any Shares and:

(a)	a Person makes an offer to acquire Shares that, regardless of whether the acquisition is completed, would make the Person an Acquiring Person;

(b)	an Acquiring Person makes an offer, regardless of whether the acquisition is completed, to acquire Shares;

(c)	the Company proposes to sell all or substantially all of its assets and undertakings;

(d)	the Company proposes to merge, amalgamate or be absorbed by or into any other corporation (save and except for a Subsidiary) under any circumstances which involve or may involve or require the liquidation of the Company, a distribution of its assets among its shareholders, or the termination of the corporate existence of the Company;

(e)	the Company proposes an arrangement as a result of which a majority of the outstanding Shares of the Company would be acquired by a third party; or

(f)	any other form of transaction is proposed which the majority of the Board determines is reasonably likely to have similar effect as any of the foregoing

(each a “Change of Control Event”), then, in connection with of any of the foregoing Change of Control Events, the vesting of all Options and the time for the fulfilment of any conditions or restrictions on such vesting shall be accelerated to a date or time immediately prior to the Effective Time of the Change of Control Event, subject to any required approval of the Exchange. For greater certainty, there shall be no acceleration of the vesting requirements applicable to Options granted or issued to a Person involved in Investor Relations Services without the prior written approval of the Exchange.

The Board, in its sole discretion, may authorize and implement any one or more of the following additional courses of action:

(i)	terminating without any payment or other consideration, any Options not exercised or surrendered by the Effective Time of the Change of Control Event;

(ii)	causing the Company to offer to acquire from each Option Holder his or her Options for a cash payment equal to the In the Money Amount, and any Options not so surrendered or exercised by the Effective Time of the Change of Control Event will be deemed to have expired; and

(iii)	exchanging an Option granted under this Plan for an option to acquire, for the same exercise price, that number and type of securities as would be distributed to the Option Holder in respect of the Shares issued to the Option Holder had he or she exercised the Option prior to the Effective Time of the Change of Control Event, provided that any such replacement option must provide that it survives for a period of not less than one year from the Effective Time of the Change of Control Event, regardless of the continuing directorship, officership or employment of the holder.

4.2 Board Discretion

For greater certainty, and notwithstanding anything else to the contrary contained in this Plan, the Board shall have the power, in its sole discretion, in any Change of Control Event which may or has occurred, to make such arrangements as it shall deem appropriate for the exercise of outstanding Options including, without limitation, to modify the terms of this Plan and/or the Options as contemplated above, subject to any required approval of the Exchange. If the Board exercises such power, the Options shall be deemed to have been amended to permit the exercise thereof in whole or in part by the Option Holder at any time or from time to time as determined by the Board prior to or in conjunction with completion of the Change of Control Event.

ARTICLE 5

EXERCISE OF OPTION

5.1 Exercise of Option

An Option may be exercised only by the Option Holder. An Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Option.

5.2 Issue of Share Certificates

As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Option Holder a certificate for the Shares purchased pursuant to the exercise of the Option. If the number of Shares purchased is less than the number of Shares subject to the Option Certificate surrendered, the Administrator shall forward a new Option Certificate to the Option Holder concurrently with delivery of the aforesaid share certificate for the balance of Shares available under the Option.

5.3 Condition of Issue

The issue of Shares by the Company pursuant to the exercise of an Option is subject to this Plan and compliance with the laws, rules and regulations of all regulatory bodies applicable to the issuance and distribution of such Shares and to the listing requirements of the Exchange or any stock exchange on which the Shares may be listed. The Option Holder agrees to comply with all such laws, rules and regulations and agrees to furnish to the Company any information, report and/or undertakings required to comply with and to fully co-operate with the Company in complying with such laws, rules and regulations.

ARTICLE 6

ADMINISTRATION

6.1 Administration

The Plan shall be administered by the Administrator on the instructions of the Board. The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such regulations shall form part of the Plan. The Board may delegate to the Administrator or any Director or Employee of the Company such administrative duties and powers as it may see fit.

6.2 Interpretation

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto shall be final and conclusive and shall not be subject to any dispute by any Option Holder. No member of the Board or any Person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such Person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

6.3 Withholding

The Company may withhold from any amount payable to an Option Holder, either under this Plan or otherwise, such amount as may be necessary to enable the Company to comply with the applicable requirements of any federal, provincial, state or local law, or any administrative policy of any applicable tax authority, relating to the withholding of tax or any other required deductions with respect to grants hereunder (the “Withholding Obligations”). The Company shall also have the right in its discretion to satisfy any liability for any Withholding Obligations by selling, or causing a broker to sell, on behalf of any Option Holder such number of Shares issued to the Option Holder sufficient to fund the Withholding Obligations (after deducting commissions payable to the broker), or retaining any amount payable which would otherwise be delivered, provided or paid to the Option Holder hereunder.

The Company may require an Option Holder, as a condition to exercise of an Option, to make such arrangements as the Company may require so that the Company can satisfy applicable Withholding Obligations with respect to such exercise, including, without limitation, requiring the Option Holder to: (i) remit the amount of any such Withholding Obligations to the Company in advance; (ii) reimburse the Company for any such Withholding Obligations; (iii) authorize the Company to sell, on behalf of the Option Holder, all of the Shares issuable upon exercise of such Options or such number of Shares as is required to satisfy the Withholding Obligations and to retain such portion of the net proceeds (after payment of applicable commissions and expenses) from such sale the amount required to satisfy any such Withholding Obligations; or (iv) cause a broker who sells Shares acquired by the Option Holder under the Plan on behalf of the Option Holder to withhold from the proceeds realized from such sale the amount required to satisfy any such Withholding Obligations and to remit such amount directly to the Company. The Company undertakes to remit any such amount to the applicable taxation or regulatory authority on account of such Withholding Obligations.

Any Shares of an Option Holder that are sold by the Company, or by a broker engaged by the Company (the “Broker”), to fund Withholding Obligations will be sold as soon as practicable in transactions effected on the Exchange or such other stock exchange where the majority of the trading volume and value of the Shares occurs. In effecting the sale of any such Shares, the Company or the Broker will exercise its sole judgement as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price. Neither the Company nor the Broker will be liable for any loss arising out of any sale of such Shares including any loss relating to the manner or timing of such sales, the prices at which the Shares are sold or otherwise. In addition, neither the Company nor the Broker will be liable for any loss arising from a delay in transferring any Shares to an Option Holder. The sale price of Shares sold on behalf of Option Holders will fluctuate with the market price of the Company’s shares and no assurance can be given that any particular price will be received upon any such sale.

ARTICLE 7

AMENDMENT AND TERMINATION

7.1 Prospective Amendment

Subject to applicable regulatory and, if required by any relevant law, rule or regulation applicable to the Plan, to shareholder approval, the Board may from time to time amend the Plan and the terms and conditions of any Option thereafter to be granted and, without limiting the generality of the foregoing, may make such amendment for the purpose of meeting any changes in any relevant law, rule or regulation applicable to the Plan, any Option or the Shares or for any other purpose which may be permitted by all relevant laws, rules and regulations, provided always that any such amendment shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to such amendment. Notwithstanding the foregoing, the Board may, subject to the requirements of the Exchange, amend the terms upon which each Option shall become vested with respect to Shares without further approval of the Exchange, other regulatory bodies having authority over the Company, the Plan or the shareholders.

7.2 Retrospective Amendment

Subject to applicable regulatory and, if required by any relevant law, rule or regulation applicable to the Plan, to shareholder approval, the Board may from time to time retrospectively amend the Plan and, with the consent of the affected Option Holders, retrospectively amend the terms and conditions of any Options which have been previously granted. For greater certainty, the policies of the Exchange currently require that disinterested shareholder approval be obtained for any reduction in the Exercise Price or any extension of the term of any Option held by an insider of the Company.

7.3 Termination

The Board may terminate the Plan at any time provided that such termination shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to the date of such termination. Notwithstanding the termination of the Plan, the Company, Options awarded under the Plan, Option Holders and Shares issuable under Options awarded under the Plan shall continue to be governed by the provisions of the Plan.

7.4 Agreement

The Company and every Person to whom an Option is awarded hereunder shall be bound by and subject to the terms and conditions of the Plan.

7.5 No Shareholder Rights

An Option Holder shall not have any rights as a shareholder of the Company with respect to any of the Shares covered by an Option until the Option Holder exercises such Option in accordance with the terms of the Plan and the issuance of the Shares by the Company.

7.6 Record Keeping

The Company shall maintain a register in which shall be recorded the name and address of each Option Holder, the number of Options granted to an Option Holder, the details thereof and the number of Options outstanding.

7.7 No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

7.8 Option Holder Status

For stock options granted to Employees, Consultants or Management Company Employees, the Company and the Option Holder are responsible for ensuring and confirming that the Option Holder is a bona fide Employee, Consultant or Management Company Employee, as the case may be.

ARTICLE 8

APPROVALS REQUIRED FOR PLAN

8.1 Approvals Required for Plan

Prior to its implementation by the Company, the Plan is subject to approval by the Exchange and thereafter the Plan must be approved by shareholders and the Exchange on an annual basis. Unless the Company has obtained Disinterested Shareholder Approval,

(a)	the maximum aggregate number of Options that are issuable pursuant to this Plan granted to or issued to insiders (as a group) must not exceed 10% of the issued shares of the Company at any point in time; and

(b)	The maximum aggregate number of Options that are issuable pursuant to this Plan granted to or issued in any 12 month period to insiders (as a group) must not exceed 10% of the issued shares of the Company, calculated as at the date the Options are granted or issued to any insider.

8.2 Substantive Amendments to Plan

Any substantive amendments to the Plan shall be subject to the Company first obtaining the approvals of:

(a)	the shareholders or disinterested shareholders, as the case may be, of the Company at a general meeting where required by the rules and policies of the Exchange or any stock exchange on which the Shares may be listed for trading; and

(b)	the Exchange or any stock exchange on which the Shares may be listed for trading.

Approved by the directors on this 30th day of November, 2021.

ON BEHALF OF THE BOARD OF ENCORE ENERGY CORP.

“W. Paul Goranson”
W. Paul Goranson Chief Executive Officer

ADDENDUM

SPECIAL RULES FOR U.S. PARTICIPANTS

1.1 Grants to U.S. Participants

For purposes of this Addendum, a U.S. Participant shall mean any Option Holder who is a U.S. citizen or a U.S. resident for U.S. federal tax purposes, in each case as defined in the U.S. Internal Revenue Code of 1986, as amended (the “Code”). In addition to the other provisions of this Plan (and notwithstanding any other provision of this Plan to the contrary), the following limitations and requirements will apply to any Option granted to a U.S. Participant:

1.1.1	the Exercise Price payable per Option Share upon exercise of an Option will not be less than 100% of the fair market value of the Option Shares before the Grant Date (on the Exchange, or another stock exchange where the majority of the trading volume and value of the Shares occurs). For purposes of this Addendum, ‘fair market value” means (a) if the Shares are listed on the Exchange, the last closing price of the Shares on the Exchange before the grant of the Option; or (b) if the Shares are not then listed on the Exchange, but are listed on another stock exchange or market, the last closing price of the Shares on the stock exchange or market before the grant of the Option. Fair market value shall be calculated without regard to any discount or trailing average method permitted by the Exchange;

1.1.2	the Board may use its reasonable efforts to ensure that any adjustment with respect to the Option Exercise Price for and number of Option Shares subject to an Option (including, but not limited to, the adjustments contemplated under Section 3.9 above) granted to a U.S. Participant pursuant to this Plan will be made so as to comply with, and not create any adverse consequences under, sections 424 and 409A of the Code; and

1.1.3	Options granted to U.S. Participants that are intended to qualify as an “incentive stock options” within the meaning of section 422 of the Code (“Incentive Stock Options”) shall, notwithstanding any other provision of this Plan to the contrary, be subject to the following limitations and requirements:

1.1.3.1	The maximum number of Option Shares reserved for issuance of Incentive Stock Options under this Plan shall not exceed 20,070,573 .

1.1.3.2	An Incentive Stock Option may be granted only to Employees (including a Director or officer who is also an employee) of the Company (or of any parent or subsidiary of the Company). For purposes of this Addendum, the term Participant, as applied to a U.S. Participant, shall mean a person who is an employee for purposes of the Code and the terms “parent” and “subsidiary” shall have the meanings set forth in sections 424(e) and 424(f) of the Code;

1.1.3.3	To the extent that the aggregate fair market value (determined at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Option Holder during any calendar year (under all plans of the Company and any affiliates) exceeds $100,000 USD (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as non-qualified Options, notwithstanding any contrary provision of the applicable Option Certificate;

1.1.3.4	The Exercise Price payable per Option Share upon exercise of an Incentive Stock Option will not be less than 100% of the fair market value of an Option Share on the grant date; provided, however, that, in the case of the grant of an Incentive Stock Option to a U.S. Participant who, at the time such Incentive Stock Option is granted, is a 10% shareholder (as defined in the Code), the Exercise Price payable per Option Share upon exercise of such Incentive Stock Option will be not less than 110% of the fair market value of a Share on the grant date;

1.1.3.5	An Incentive Stock Option will terminate and no longer be exercisable no later than ten years after the grant date; provided, however, that in the case of a grant of an Incentive Stock Option to a U.S. Participant who, at the time such Incentive Stock Option is granted, is a 10% shareholder, such Incentive Stock Option will terminate and no longer be exercisable no later than five years after the Grant Date;

1.1.3.6	If a U.S. Participant who has been granted Incentive Stock Options ceases to be employed by the Company (or by any parent or subsidiary of the Company) for any reason, whether voluntary or involuntary, other than death, permanent disability or cause, such Incentive Stock Option shall cease to qualify as an Incentive Stock Option as of the earlier of (i) the date that is three months after the date of cessation of employment or (ii) the expiration of the term of such Incentive Stock Option. If a U.S. Participant who has been granted Incentive Stock Options ceases to be employed by the Company (or by any parent or subsidiary of the Company) because of the death or permanent disability of such U.S. Participant, such U.S. Participant, then such Incentive Stock Option shall cease to qualify as an Incentive Stock Option as of the earlier of (i) the date that is one year after the date of death or permanent disability, as the case may be, or (ii) the expiration of the term of such Incentive Stock Option. Nothing herein is intended to require the Option to remain outstanding any longer than as required under the terms of this Plan. For purposes of this Addendum, the term “permanent disability” has the meaning assigned to that term in section 422(e)(3) of the Code;

1.1.3.7	An Incentive Stock Option granted to a U.S. Participant may be exercised during such U.S. Participant’s lifetime only by such U.S. Participant;

1.1.3.8	An Incentive Stock Option granted to a U.S. Participant may not be transferred, assigned or pledged by such U.S. Participant, except by will or by the laws of descent and distribution; and

1.1.3.9	No Incentive Stock Option will be granted more than ten years after the earlier of the date this Plan is adopted by the Board or the date this Plan is approved by the shareholders of the Company.

1.1.4	Notwithstanding Section 3.6 of this Plan pertaining to Blackout Periods, no Option granted to a U.S. Participant may be extended beyond its Expiry Date if such extension would cause the Option to become deferred compensation subject to Section 409A of the Code.

ENCORE ENERGY CORP.
SCHEDULE “A”

STOCK OPTION PLAN OPTION CERTIFICATE

This Certificate is issued pursuant to the enCore Energy Corp. (the “Company”) Stock Option Plan (the “Plan”) and evidences that                           (the “Option Holder”) is the holder of an option (the “Option”) to purchase up to                     common shares (the “Shares”) in the capital stock of the Company at a purchase price of $                  per Share. Subject to the provisions of the Plan:

(a)	the Award Date of this Option is ; and

(b)	the Expiry Date of this Option is _______________.

The right to purchase Shares under the Option will vest in the Holder in                        increments over the term of the Option as follows:

Dates	Cumulative Number of Shares which may be Purchased

This Option may be exercised in accordance with its terms at any time and from time to time from and including the Award Date through to and including up to 5:00 local time in Vancouver, British Columbia on the Expiry Date, by delivery to the Administrator of the Plan an Exercise Notice, in the form provided in the Plan, together with this Certificate and a certified cheque or bank draft payable to “enCore Energy Corp.” in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which the Option is being exercised. If the Option Holder is an employee, consultant or management company employee, the Option Holder confirms that it is a bona fide employee, consultant or management company employee, as the case may be.

This Certificate and the Option evidenced hereby are not assignable, transferable or negotiable and are subject to the detailed terms and conditions contained in the Plan. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

The foregoing Option has been awarded this _________________ day of________, 20______.

ENCORE ENERGY CORP.

Per:
Authorized Signatory

A-1

SCHEDULE “B”

U.S. OPTION HOLDER SUPPLEMENT

If the Option Holder is a U.S. person, or was present in the United States at the time the Option Holder was offered the Option or at the time the Option Holder received the Option Certificate (the “U.S. Option Holder”), the U.S. Option Holder acknowledges and agrees that:

1.	The Option and any Shares that may be issued by the Company pursuant to the exercise of the Option have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and the issuance hereby is being made pursuant to an exemption from the registration requirements of the U.S. Securities Act and similar exemptions under applicable state securities laws. Accordingly, the Option is, and, upon issuance, the Shares will be, “restricted securities” as such term is defined in Rule 144 under the U.S. Securities Act, and, therefore may not be offered or sold by the U.S. Option Holder, directly or indirectly, without registration under the U.S. Securities Act and applicable state securities laws or in compliance with an available exemption therefrom. The U.S. Option Holder understands that the certificate(s) representing the Option and any Shares issued pursuant to an exercise thereof will contain a legend in respect of such restrictions as set out in Section 3 below.

2.	The U.S. Option Holder understands that except as otherwise provided in Section 3 of this Schedule B to the Option Certificate, this option shall be neither transferable nor assignable by the Option Holder other than by will or the laws of descent and distribution following the Option Holder’s death and may be exercised, during the Option Holder’s lifetime, only by the Option Holder.

3.	If this Option is designated a Non-Qualified Stock Option (and not an Incentive Stock Option) and the U.S. Option Holder decides to offer, sell or otherwise transfer any of the Option or the Shares, the U.S. Option Holder may not offer, sell or otherwise transfer any of such securities directly or indirectly, unless:

a.	the sale is to the Company;

b.	the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

c.	the sale is made in compliance with the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with applicable state securities laws; or

d.	the securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and the U.S. Option Holder has prior to such sale furnished to the Company an opinion of counsel or other evidence of exemption, in either case reasonably satisfactory to the Company.

2.	The certificate(s) representing the Option and the Option Shares, if any, that are directly issued by the Company and all certificate(s) issued in exchange therefor or in substitution thereof, will be endorsed with the following or a similar legend until such time as it is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws:

“THE SECURITIES REPRESENTED HEREBY [for options, add: AND THE SECURITIES ISSUABLE UPONEXERCISE THEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

provided, that if the Option or such Shares are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act (“Regulation S”), the legend set forth above may be removed by providing an executed declaration to the registrar and transfer agent of the Company, substantially in the form attached as Exhibit I hereto (or in such other form as the Company or its transfer agent may prescribe from time to time) and, if requested by the Company or the transfer agent, an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Company and the transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided, further, that, if any Option or such Shares are being sold otherwise than in accordance with Regulation S and other than to the Company, the legend may be removed by delivery to the Company and its registrar and transfer agent of an opinion of counsel, of recognized standing reasonably satisfactory to the Company, that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

3.	If the U.S. Option Holder is resident in the State of California on the effective date of the grant of the Option, then, in addition to the terms and conditions contained in the Plan and in this U.S. Option Holder Supplement, the undersigned acknowledges that the Company, as a reporting issuer under the securities legislation in certain Provinces of Canada, is required to publicly file with the securities regulators in those jurisdictions continuous disclosure documents, including audited annual financial statements and unaudited quarterly financial statements (collectively, the “Financial Statements”). Such filings are available on the System for Electronic Document Analysis and Retrieval (SEDAR), and documents filed on SEDAR may be viewed under the Company’s profile at the following website address: www.sedar.com. Copies of Financial Statements will be made available to the undersigned by the Company upon such U.S. Option Holder’s request.

4.	Additional Terms Applicable to an Incentive Stock Option. In the event this Option is designated an Incentive Stock Option, the following terms and conditions shall also apply to the grant:

a.	This Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) this Option is exercised for one or more Shares: (i) more than three months after the date the Option Holder ceases to be an employee for any reason other than death or disability or (ii) more than twelve months after the date the Option Holder ceases to be an employee by reason of disability.

b.	This Option shall not become exercisable in the calendar year in which granted if (and to the extent) the aggregate fair market value (determined at the grant date) of the Shares for which this Option would otherwise first become exercisable in such calendar year would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Shares and any other securities for which one or more other Incentive Stock Options granted to the Option Holders prior to the grant date (whether under the Plan or any other option plan of the Company or any Affiliate) first become exercisable during the same calendar year, exceed $100,000 in the aggregate. To the extent the exercisability of this Option is deferred by reason of the foregoing limitation, the deferred portion shall become exercisable in the first calendar year or years thereafter in which the $100,000 limitation of this Section would not be contravened, but such deferral shall in all events end immediately prior to the effective date of a corporate transaction in which this Option is not to be assumed or otherwise continued in effect, whereupon the Option shall become immediately exercisable as a Non-Qualified Stock Option for the deferred portion of the Shares.

c.	Should the Option Holders hold, in addition to this Option, one or more other options to purchase Shares which become exercisable for the first time in the same calendar year as this Option, then the foregoing limitations on the exercisability of such options as Incentive Stock Options shall be applied to the option granted second.

d.	The Option Holder shall promptly notify the Company if the Option Holder sells or transfers the Shares prior to the second anniversary of the grant date or the first anniversary of the exercise date.

e.	If the Option Holder is a 10% Stockholder, then the expiration date of this Option shall be not later than the fifth (5th) anniversary measured from the date the Option is granted.

EXHIBIT I TO SCHEDULE “B”

TO STOCK OPTION PLAN OPTION CERTIFICATE

FORM OF DECLARATION FOR REMOVAL OF U.S. LEGEND

TO:	enCore Energy Corp. (the “Corporation”)
AND TO:	[●]

The undersigned acknowledges that the undersigned’s sale of the of the Corporation represented by certificate or account number                                                       to which this declaration relates is being made in reliance on Rule 904 of Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and certifies that (a) the undersigned is either not an affiliate of the Corporation as that term is defined in Rule 405 of the U.S. Securities Act or is an affiliate as so defined solely by virtue of holding his position as an officer or director, (b) the offer of such common shares was not made to a person in the United States and either (i) at the time the buy order was originated, the buyer was outside the United States or the undersigned and any person acting on the undersigned’s behalf reasonably believed that the buyer was outside the United States or (ii) the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as such term is defined in Regulation S) and neither the undersigned nor any person acting on the undersigned’s behalf knows that the transaction has been prearranged with a buyer in the United States (as defined in Regulation S), (c) neither the undersigned nor any affiliate of the undersigned nor any person acting on any of their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities, (d) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act), (e) the undersigned does not intend to replace the securities sold in reliance on Rule 904 of the U.S. Securities Act with fungible unrestricted securities and (f) the sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S.

Dated:	________________
Name of Seller (Print)

________________
Signature of Seller

Affirmation By Seller’s Broker-Dealer (required for sales in accordance with Section (b)(ii) above)

We have read the foregoing representations of our customer, _____________________ (the “Seller”) dated __________________________________, with regard to our sale, for such Seller’s account, of the securities of the Corporation described therein, and on behalf of ourselves we certify and affirm that (A) we have no knowledge that the transaction had been prearranged with a buyer in the United States, (B) the transaction was executed on or through the facilities of a “designated offshore securities market”, (C) neither we, nor any person acting on our behalf, engaged in any directed selling efforts in connection with the offer and sale of such securities, and (D) no selling concession, fee or other remuneration is being paid to us in connection with this offer and sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Name of Firm

By:
Authorized officer

Date:

SCHEDULE “C”

EXERCISE NOTICE

TO:	The Administrator, Stock Option Plan enCore Energy Corp.

101 N. Shoreline Blvd, Suite 450,

Corpus Christi, TX 78401

1. Exercise of Option

The undersigned hereby irrevocably gives notice, pursuant to the Stock Option Plan (the “Plan”) of enCore Energy Corp. (the “Company”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Shares; or

(b)	of the Shares which are the subject of the option certificate attached hereto. Calculation of total Exercise Price:

(a)	number of Shares to be acquired on exercise:	________________shares

(b)	times the Exercise Price per Share:	$_______________

	Total Exercise Price, as enclosed herewith:	$

The undersigned tenders herewith a cheque or bank draft (circle one) in the amount of $______________, payable to “enCore Energy Corp.” in an amount equal to the total Exercise Price of the Shares, as calculated above, and directs the Company to issue the share certificate evidencing the Shares in the name of the undersigned to be mailed to the undersigned at the following address:

C-1

All capitalized terms, unless otherwise defined in this exercise notice, will have the meaning provided in the Plan.

DATED the ________________ day of ________________________.

Witness	Signature of Option Holder

Name of Witness (Print)	Name of Option Holder (Print)

C-2